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                                   EXHIBIT 23


The Board of Directors
PVF Capital Corp:


We consent to incorporation by reference in the registration statements (No. 33-97450 and No. 33-86116) on Form S-8 of PVF Capital Corp. of our report dated July 16, 1998, relating to the consolidated statements of financial condition of PVF Capital Corp. and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998 which report appears in the June 30, 1998 Annual Report on Form 10-K of PVF Capital Corp.



/s/ KPMG Peat Marwick LLP


Cleveland, Ohio
September 23, 1998